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                                                         EXHIBIT 99.B1g

                                                         Filed September 8, 1995

                           DREMAN MUTUAL GROUP, INC.

                             ARTICLES OF AMENDMENT

         Dreman Mutual Group, Inc., a Maryland Corporation registered as an open-end investment company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Article SECOND of the Corporation's charter (the "Charter") is hereby amended as follows:

                 Article SECOND: The name of the Corporation is Kemper-Dreman Fund, Inc.

         SECOND: In Article FIFTH of the Charter, the one hundred million (100,000,000) shares of the Dreman Contrarian Portfolio shall be redesignated as the Kemper-Dreman Contrarian Fund Class A Shares, the one hundred million (100,000,000) shares of the Dreman High Return Portfolio shall be redesignated as the Kemper-Dreman High Return Fund Class A Shares, the one hundred million (100,000,000) shares of the Dreman Small Cap Value Portfolio shall be redesignated as the Kemper-Dreman Small Cap Value Fund Class A Shares, and the one hundred million (100,000,000) shares of the Dreman Fixed-Income Portfolio shall be redesignated as the Kemper-Dreman Fixed-Income Fund Class A Shares.

         THIRD: Article SEVENTH of the Charter is hereby amended to insert after the last paragraph as follows:

                 The Corporation shall, to the extent permitted by applicable law, have the right at any time to redeem all or any part of any series or class, or all series or classes, of the shares of the Corporation, subject to such terms and conditions as the Board of Directors may from time to time approve.

         FOURTH: The Board of Directors of the Corporation has duly adopted resolutions on June 21, 1995 which set forth the foregoing amendments to the Charter.

         FIFTH: Articles FIRST and SECOND of these Articles of Amendment are limited to changes expressly permitted by section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by stockholders, and the Corporation is an open-end company under the Investment Company Act of 1940.

         SIXTH: Article Third of these Articles of Amendment was approved by the stockholders of the Corporation at a meeting held on August 1, 1995 and concluded after adjournments on August 18, 1995.
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         The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, DREMAN MUTUAL GROUP, INC. has caused these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on September 8, 1995.




[SEAL]                                             DREMAN MUTUAL GROUP, INC.


Attest:  /s/Philip J. Collora                      By:  /s/Stephen B. Timbers
         ----------------------------------             ------------------------
                          Secretary                               President





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         IN WITNESS WHEREOF, KEMPER-DREMAN FUND, INC. has caused these Articles
Supplementary to be executed in its name and on its behalf by its President and witnessed by its Secretary on September 8, 1995.



[SEAL]                                                KEMPER-DREMAN FUND, INC




Attest:  /s/Philip J. Collora                        By:  /s/Stephen B. Timbers
         ----------------------------------               ----------------------
                     Secretary                                      President






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